Exhibit 99

News Release

Contact

Bev Fleming, Investor Relations

(312) 444-7811

or

Richard Jurek, Public Relations

(312) 444-5281

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS RECORD 2005 SECOND QUARTER EARNINGS OF $.68 PER SHARE, UP 15% FROM THE PRIOR YEAR.

(Chicago, July 20, 2005) Northern Trust Corporation today reported record net income per common share of $.68 for the second quarter, an increase of 15% from $.59 per share earned a year ago. Net income also increased 15% to a record $150.0 million, up from $130.8 million earned in the second quarter of last year. This performance resulted in a return on average common equity of 17.84%.

William A. Osborn, Chairman and Chief Executive Officer, commented, “We are very pleased with this quarter’s outstanding performance. Double digit revenue and earnings growth was driven by record trust, investment and other servicing fees and net interest income, while operating expenses continued to be closely managed. We achieved record levels of assets under custody, which rose 22% to $2.7 trillion, and assets under management, which increased 12% to $590 billion, reflecting our continued success in the marketplace. The strength of our business continued to build at the same time we began to successfully integrate the new capabilities and people associated with our acquisition of the Baring’s Financial Services Group.”

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FINANCIAL SERVICES GROUP ACQUISITION

On March 31, 2005, Northern Trust closed its acquisition of Baring Asset Management’s Financial Services Group (FSG). Under the terms of the agreement, the purchase price totaled 260 million British pounds Sterling and is subject to adjustment 120 days after closing to reflect changes in certain defined revenues and other factors. FSG revenues in the second quarter were $43.0 million and acquisition-related funding costs were $6.7 million. Operating expenses, including integration and transitional expenses of $6.6 million, were $36.1 million. The after-tax impact of this acquisition reduced second quarter net income by $.9 million. The acquisition of FSG, including $25 million of estimated integration costs and $9 million of estimated transitional expenses, is expected to reduce earnings per share by approximately $.04 to $.06 in 2005.

SECOND QUARTER PERFORMANCE HIGHLIGHTS

Revenues of $687.4 million were up 17% or $102.3 million from last year’s second quarter and included $36.3 million related to FSG. Adjusting for FSG, revenues increased 11%. The revenue growth reflects record trust, investment and other servicing fees of $402.1 million, up 20% from the second quarter of last year. Net interest income also reached a record level, up 23% from a year ago to $179.8 million. Trust, investment and other servicing fees represented 58% of total second quarter revenues, and total fee-related income represented 74% of total revenues.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) in the quarter were up 29% to $227.1 million from the year-ago quarter reflecting revenues from FSG, strong growth in all products and services, improved equity markets and new business. The second quarter results include $28.5 million of fees from FSG, contributing to a 53% increase in custody and fund administration fees, which totaled $105.4 million for the quarter. Securities lending fees totaled $46.9 million, up 29% compared with last year’s second quarter, primarily reflecting higher volumes. Fees from asset management grew 6% to $59.7 million. C&IS assets under custody totaled $2.48 trillion at June 30, 2005 compared with $2.41 trillion at March 31, 2005 and $2.02 trillion at June 30, 2004. C&IS assets under management totaled $478.3 billion compared with $477.5 billion at March 31, 2005 and $422.5 billion at June 30, 2004.

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SECOND QUARTER PERFORMANCE HIGHLIGHTS (continued)

Assets under custody include $1.08 trillion of global custody assets, an increase of 35% compared with $800.6 billion one year ago.

Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter increased 9% and totaled $175.0 million compared with $160.0 million a year ago. The second quarter results include $2.1 million of fees from FSG. The increase in PFS fees resulted primarily from improved equity markets and new business. Revenue growth continued to be broad-based, with all states and our Wealth Management Group reporting year-over-year increases in fees. PFS assets under custody totaled $213.9 billion at June 30, 2005, compared with $209.9 billion at March 31, 2005 and $194.3 billion at June 30, 2004. Of the total assets under custody, $111.5 billion is managed by Northern Trust compared with $111.1 billion at March 31, 2005 and $104.9 billion at June 30, 2004.

Foreign exchange trading profits were $51.6 million, including $5.0 million from FSG in the quarter, compared with $47.5 million in the second quarter of last year. The performance reflects lower volatility in currency markets, offset by increased client activity. Treasury management fees in the quarter were $18.4 million compared with $22.7 million in the same quarter last year. Approximately 60% of this decrease was offset by improved net interest income as clients opted to pay for services via compensating balances. Revenues from security commissions and trading income were $14.4 million, up 11% from the prior year. Other operating income was $21.1 million for the second quarter compared with $19.2 million in the same period last year.

Net interest income for the quarter stated on a fully taxable equivalent basis, including $6.3 million from FSG, totaled a record $179.8 million, up 23% from $146.5 million reported in the prior year quarter. The increase reflects both net interest margin improvement and an increase in average earning assets. Acquisition-related funding costs totaled $6.7 million in the quarter. The net interest margin increased to 1.74% from 1.60% in the prior year quarter. The improved margin is largely due to wider spreads earned on short-term and floating rate loans as yields on these assets increased more than the cost of retail deposit funding sources.

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SECOND QUARTER PERFORMANCE HIGHLIGHTS (continued)

Total earning assets of $41.4 billion were 12% higher than a year ago. Securities increased 14% and averaged $9.7 billion, with the increase concentrated primarily in short-term U.S. government sponsored agency and asset-backed securities. Average money market assets increased 17% to $12.9 billion, while average loans and leases increased 9% to $18.8 billion.

The reserve for credit losses at June 30, 2005 of $138.9 million was consistent with the March 31, 2005 balance of $139.7 million. There was no provision for credit losses in the current or prior year quarters. Nonperforming loans totaled $30.1 million at June 30, 2005, down from $34.0 million at March 31, 2005 and $67.1 million at June 30, 2004. The reserve for credit losses of $138.9 million included $9.0 million allocated to loan commitments and other off-balance sheet exposures. The remaining $129.9 million reserve assigned to loans and leases at June 30, 2005 represented a reserve to loan ratio of .65% compared with .69% at March 31, 2005 and .81% a year ago. Nonperforming loans of $30.1 million at quarter-end represented .15% of total loans and leases and were covered 4.3 times by the related assigned reserve.

Noninterest expenses totaled $441.6 million for the quarter, up 17% from $377.2 million in the year-ago quarter. Adjusting for FSG, expenses increased by 7%. FSG expenses, including integration and transitional expenses, totaled $36.1 million in the second quarter, representing 56% of the total increase in operating expenses.

Compensation and employee benefit expenses totaled $245.9 million, up $36.2 million or 17% compared with last year and included $19.2 million from the addition of FSG. Adjusting for FSG, compensation and benefit expenses increased by 8%. These expenses also reflect annual salary increases, higher performance-based compensation and increased pension and health care costs. Staff on a full-time equivalent basis at June 30, 2005 totaled 8,959 compared with 8,030 a year ago. Staffing level increases were primarily the result of the March 31, 2005 addition of 800 FSG staff. Other staff increases primarily relate to growth in our international business.

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SECOND QUARTER PERFORMANCE HIGHLIGHTS (continued)

Other expense categories totaled $195.7 million, up $28.2 million or 17% from $167.5 million last year and included $16.9 million from the addition of FSG. Adjusting for FSG, other expenses increased by 7%. The increase also reflects higher expenses associated with business promotion and advertising, employee relocation and hiring costs, fees for global subcustody and asset management sub-advisor services and other professional services.

BALANCE SHEET

Balance sheet assets averaged $46.7 billion for the quarter, up 14% from last year’s second quarter average of $41.0 billion. The securities portfolio averaged $9.7 billion, up 14% from last year, while money market assets averaged $12.9 billion, up 17%. Loans and leases averaged $18.8 billion for the quarter, up 9% from the prior year.

Residential mortgages averaged $8.1 billion in the quarter, up 3% from the prior year’s second quarter, and represented 43% of the total average loan and lease portfolio. Commercial and industrial loans averaged $3.6 billion, up 7% from $3.4 billion last year, while personal loans increased 10% to average $2.8 billion compared with $2.5 billion in last year’s second quarter.

Common stockholders’ equity averaged a record $3.4 billion, up 8% from last year’s second quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the quarter, the Corporation repurchased 910,871 shares at a cost of $41.5 million. An additional 5.0 million shares are authorized for repurchase after June 30, 2005 under the previously announced share buyback program.

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SIX-MONTH PERFORMANCE HIGHLIGHTS

Net income per common share of $1.31 was 14% higher than the $1.15 reported in 2004. Net income was $289.1 million compared with $258.3 million earned last year and resulted in a return on average common equity of 17.46% and a return on average assets of 1.29%.

Revenues of $1.31 billion, which includes $43.0 million from FSG, partially offset by $7.0 million of acquisition-related funding costs, were up 12% from the $1.16 billion last year. Trust, investment and other servicing fees were $759.3 million for the period, up 14% compared with $664.1 million last year. Trust, investment and other servicing fees represented 58% of total revenues and total fee-related income represented 73% of total revenues.

Trust, investment and other servicing fees from C&IS increased 20% to $411.8 million from $342.5 million in the year-ago period. Custody and fund administration fees increased 35% to $181.4 million for the period, reflecting strong growth in global fees including revenues from FSG. Securities lending fees totaled $80.9 million compared with $64.2 million last year reflecting higher volumes, while fees from asset management grew 4% to $119.0 million.

Trust, investment and other servicing fees from PFS in the period increased 8% and totaled $347.5 million compared with $321.6 million last year. The increase resulted primarily from improved equity markets and new business. Revenue growth was broad-based, with all regions and our Wealth Management Group reporting year-over-year increases in fees.

Foreign exchange trading profits were $89.8 million in the period compared with $88.9 million last year. Treasury management fees were $38.1 million, down 17% from the comparable period last year. Approximately 55% of this decrease was offset by improved net interest income as clients opted to pay for services via compensating balances. Revenues from security commissions and trading income were $28.5 million compared with $27.4 million in the prior year. Other operating income was $41.2 million for the period compared with $38.9 million in the same period last year.

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SIX-MONTH PERFORMANCE HIGHLIGHTS (continued)

Net interest income for the six months, stated on a fully taxable equivalent basis, totaled $351.5 million, an increase of 18% from the $298.2 million reported in the prior year period. The net interest margin increased to 1.76% from 1.66% in the prior year due in large part to wider spreads earned on short-term and floating rate loans as yields on these assets increased more than the cost of retail deposit funding sources. Total average earning assets of $40.2 billion were 12% higher than a year ago. Money market assets were up 17% and averaged $12.3 billion for the period. Average securities increased 15% to average $9.5 billion while average loans and leases were up 7% to $18.4 billion.

There was no provision for credit losses in the first six months of the current year compared with a negative $5.0 million in 2004. Net charge-offs totaled $.4 million compared with $.8 million in 2004.

Noninterest expenses totaled $836.6 million for the period, up 11% from $754.4 million a year-ago. FSG operating, integration and transitional expenses totaled $38.2 million in the period.

Compensation and employee benefits of $470.5 million represented 56% of total operating expenses and included $19.6 million from the addition of FSG. The current period expenses also reflect annual salary increases, higher incentive compensation and increased retirement and health care costs.

Other expense categories totaled $366.1 million for the period, up 7% from $340.9 million in 2004, and included $18.6 million from the addition of FSG. The remaining increase primarily reflects higher expenses associated with business promotion and advertising, employee relocation and hiring costs, fees for global subcustody and asset management sub-advisor services and other professional services. Partially offsetting the increase were lower expenses associated with operating risks related to servicing and managing financial assets, which included an $11.6 million loss in the first quarter of last year.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2004 Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, changes in foreign exchange rates, Northern Trust’s success in executing various parts of its business plans, including controlling expenses, the impact of the divestiture or discontinuance of portions of Northern Trust’s business, operating and technology risks (including material systems interruptions, human errors or omissions, fraud, and breaches of internal controls), risks associated with regulatory changes, and risks and uncertainties inherent in the regulatory and litigation processes. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF SECOND QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s second quarter earnings conference call will be webcast live on July 20, 2005. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CDT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 1:00 p.m. CDT on July 20, 2005 through 6:00 p.m. CDT on July 27, 2005. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SECOND QUARTER
	2005	2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$402.1	$336.2	20%
Foreign Exchange Trading Profits	51.6	47.5	9
Treasury Management Fees	18.4	22.7	(19)
Security Commissions & Trading Income	14.4	12.9	11
Other Operating Income	21.1	19.2	10
Investment Security Transactions	—	0.1	N/M

Total Noninterest Income	507.6	438.6	16

Interest Income (Taxable Equivalent)	409.5	270.8	51
Interest Expense	229.7	124.3	85

Net Interest Income (Taxable Equivalent)	179.8	146.5	23

Total Revenue (Taxable Equivalent)	687.4	585.1	17

Noninterest Expenses
Compensation	197.0	166.8	18
Employee Benefits	48.9	42.9	14
Occupancy Expense	32.7	31.0	6
Equipment Expense	20.6	20.4	1
Other Operating Expenses	142.4	116.1	23

Total Noninterest Expenses	441.6	377.2	17

Provision for Credit Losses	—	—	—
Taxable Equivalent Adjustment	14.7	13.5	9

Income before Income Taxes	231.1	194.4	19
Provision for Income Taxes	81.1	63.6	28

NET INCOME	$150.0	$130.8	15%

Per Common Share
Net Income
Basic	$0.69	$0.60	15%
Diluted	0.68	0.59	15

Return on Average Common Equity	17.84%	16.91%
Average Common Equity	$3,373.8	$3,112.5	8%
Return on Average Assets	1.29%	1.28%

Common Dividend Declared per Share	$0.21	$0.19	11%

Average Common Shares Outstanding (000s)
Basic	218,114	219,827
Diluted	221,335	223,350
Common Shares Outstanding (EOP)	218,362	219,816

(*)	Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note:	The discontinued operations of Northern Trust Retirement Consulting, LLC have been incorporated into the consolidated results of Northern Trust.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SIX MONTHS
	2005	2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$759.3	$664.1	14%
Foreign Exchange Trading Profits	89.8	88.9	1
Treasury Management Fees	38.1	45.7	(17)
Security Commissions & Trading Income	28.5	27.4	4
Other Operating Income	41.2	38.9	6
Investment Security Transactions	0.1	0.1	—

Total Noninterest Income	957.0	865.1	11

Interest Income (Taxable Equivalent)	767.3	538.4	43
Interest Expense	415.8	240.2	73

Net Interest Income (Taxable Equivalent)	351.5	298.2	18

Total Revenue (Taxable Equivalent)	1,308.5	1,163.3	12

Noninterest Expenses
Compensation	375.2	332.2	13
Employee Benefits	95.3	81.3	17
Occupancy Expense	63.0	61.7	2
Equipment Expense	39.9	40.5	(1)
Other Operating Expenses	263.2	238.7	10

Total Noninterest Expenses	836.6	754.4	11

Provision for Credit Losses	—	(5.0)	N/M
Taxable Equivalent Adjustment	29.0	26.7	8

Income before Income Taxes	442.9	387.2	14
Provision for Income Taxes	153.8	128.9	19

NET INCOME	$289.1	$258.3	12%

Per Common Share
Net Income
Basic	$1.32	$1.17	13%
Diluted	1.31	1.15	14

Return on Average Common Equity	17.46%	16.83%
Average Common Equity	$3,339.4	$3,087.5	8%
Return on Average Assets	1.29%	1.29%

Common Dividends Declared per Share	$0.42	$0.38	11%

Average Common Shares Outstanding (000s)
Basic	218,283	219,965
Diluted	221,496	223,867
Common Shares Outstanding (EOP)	218,362	219,816

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SECOND QUARTER	FIRST QUARTER
	2005	2005	% Change
Noninterest Income
Trust, Investment and Other Servicing Fees	$402.1	$357.2	13%
Foreign Exchange Trading Profits	51.6	38.2	35
Treasury Management Fees	18.4	19.7	(7)
Security Commissions & Trading Income	14.4	14.1	2
Other Operating Income	21.1	20.1	5
Investment Security Transactions	—	0.1	N/M

Total Noninterest Income	507.6	449.4	13

Interest Income (Taxable Equivalent)	409.5	357.8	14
Interest Expense	229.7	186.1	23

Net Interest Income (Taxable Equivalent)	179.8	171.7	5

Total Revenue (Taxable Equivalent)	687.4	621.1	11

Noninterest Expenses
Compensation	197.0	178.2	10
Employee Benefits	48.9	46.4	5
Occupancy Expense	32.7	30.3	8
Equipment Expense	20.6	19.3	7
Other Operating Expenses	142.4	120.8	18

Total Noninterest Expenses	441.6	395.0	12

Provision for Credit Losses	—	—	—
Taxable Equivalent Adjustment	14.7	14.3	3

Income before Income Taxes	231.1	211.8	9
Provision for Income Taxes	81.1	72.7	12

NET INCOME	$150.0	$139.1	8%

Per Common Share
Net Income
Basic	$0.69	$0.64	8%
Diluted	0.68	0.63	8

Return on Average Common Equity	17.84%	17.06%
Average Common Equity	$3,373.8	$3,304.6	2%
Return on Average Assets	1.29%	1.29%

Common Dividend Declared per Share	$0.21	$0.21	—%

Average Common Shares Outstanding (000s)
Basic	218,114	218,454
Diluted	221,335	221,658
Common Shares Outstanding (EOP)	218,362	218,636

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	JUNE 30
	2005	2004	% Change (*)
Assets
Money Market Assets	$12,625.8	$12,607.2	N/M %
Securities
U.S. Government	33.3	52.6	(37)
Government Sponsored Agency and Other	7,357.7	7,832.1	(6)
Municipal	939.1	935.7	N/M
Trading Account	1.5	3.3	(54)

Total Securities	8,331.6	8,823.7	(6)
Loans and Leases	19,968.8	17,572.8	14

Total Earning Assets	40,926.2	39,003.7	5
Reserve for Credit Losses Assigned to Loans	(129.9)	(141.9)	(8)
Cash and Due from Banks	1,929.3	1,972.8	(2)
Trust Security Settlement Receivables	165.0	163.9	1
Buildings and Equipment, net	476.5	480.2	(1)
Other Nonearning Assets	2,888.5	1,800.6	60

Total Assets	$46,255.6	$43,279.3	7%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,792.3	$8,731.3	1%
Other Time	376.5	323.2	16
Foreign Office Time	17,237.6	12,948.5	33

Total Interest-Bearing Deposits	26,406.4	22,003.0	20
Borrowed Funds	5,604.2	9,018.3	(38)
Senior Notes and Long-Term Debt	1,686.2	1,490.4	13

Total Interest-Related Funds	33,696.8	32,511.7	4
Demand & Other Noninterest-Bearing Deposits	6,650.7	5,876.1	13
Other Liabilities	2,461.8	1,713.4	44

Total Liabilities	42,809.3	40,101.2	7
Common Equity	3,446.3	3,178.1	8

Total Liabilities and Stockholders’ Equity	$46,255.6	$43,279.3	7%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	JUNE 30 2005	MARCH 31 2005	% Change
Assets
Money Market Assets	$12,625.8	$14,473.4	(13)%
Securities
U.S. Government	33.3	33.5	N/M
Government Sponsored Agency and Other	7,357.7	7,849.1	(6)
Municipal	939.1	928.5	1
Trading Account	1.5	10.2	(85)

Total Securities	8,331.6	8,821.3	(6)
Loans and Leases	19,968.8	18,937.7	5

Total Earning Assets	40,926.2	42,232.4	(3)
Reserve for Credit Losses Assigned to Loans	(129.9)	(131.1)	(1)
Cash and Due from Banks	1,929.3	2,277.7	(15)
Trust Security Settlement Receivables	165.0	268.5	(39)
Buildings and Equipment, net	476.5	480.7	(1)
Other Nonearning Assets	2,888.5	2,633.1	10

Total Assets	$46,255.6	$47,761.3	(3)%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,792.3	$9,265.4	(5)%
Other Time	376.5	370.8	2
Foreign Office Time	17,237.6	18,523.5	(7)

Total Interest-Bearing Deposits	26,406.4	28,159.7	(6)

Borrowed Funds	5,604.2	5,544.3	1
Senior Notes and Long-Term Debt	1,686.2	1,708.9	(1)

Total Interest-Related Funds	33,696.8	35,412.9	(5)
Demand & Other Noninterest-Bearing Deposits	6,650.7	6,937.0	(4)
Other Liabilities	2,461.8	2,050.0	20

Total Liabilities	42,809.3	44,399.9	(4)
Common Equity	3,446.3	3,361.4	3

Total Liabilities and Stockholders’ Equity	$46,255.6	$47,761.3	(3)%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	SECOND QUARTER
	2005	2004	% Change (*)
Assets
Money Market Assets	$12,908.8	$11,015.3	17%
Securities
U.S. Government	33.3	73.1	(54)
Government Sponsored Agency and Other	8,750.2	7,538.0	16
Municipal	930.9	929.0	N/M
Trading Account	4.2	5.8	(29)

Total Securities	9,718.6	8,545.9	14
Loans and Leases	18,769.2	17,294.3	9

Total Earning Assets	41,396.6	36,855.5	12
Reserve for Credit Losses Assigned to Loans	(130.5)	(144.9)	(10)
Nonearning Assets	5,464.6	4,289.7	27

Total Assets	$46,730.7	$41,000.3	14

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,730.6	$8,831.9	(1)%
Other Time	368.9	298.2	24
Foreign Office Time	18,195.4	12,156.3	50

Total Interest-Bearing Deposits	27,294.9	21,286.4	28
Borrowed Funds	6,277.7	8,015.9	(22)
Senior Notes and Long-Term Debt	1,705.8	1,490.5	14

Total Interest-Related Funds	35,278.4	30,792.8	15
Demand & Other Noninterest-Bearing Deposits	5,766.2	5,385.6	7
Other Liabilities	2,312.3	1,709.4	35

Total Liabilities	43,356.9	37,887.8	14
Common Equity	3,373.8	3,112.5	8

Total Liabilities and Stockholders’ Equity	$46,730.7	$41,000.3	14%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA

($ In Millions Except Per Share Data)

	2005 Quarters		2004 Quarters
	Second	First	Fourth	Third	Second
Net Income Summary
Trust, Investment and Other Servicing Fees	$402.1	$357.2	$338.7	$327.5	$336.2
Other Noninterest Income	105.5	92.2	99.7	79.9	102.4
Net Interest Income (Taxable Equivalent)	179.8	171.7	164.7	152.6	146.5

Total Revenue (Taxable Equivalent)	687.4	621.1	603.1	560.0	585.1
Provision for Credit Losses	—	—	(10.0)	—	—
Noninterest Expenses	441.6	395.0	399.5	377.8	377.2

Pretax Income (Taxable Equivalent)	245.8	226.1	213.6	182.2	207.9
Taxable Equivalent Adjustment	14.7	14.3	14.1	13.6	13.5
Provision for Income Taxes	81.1	72.7	66.9	53.9	63.6

Net Income	$150.0	$139.1	$132.6	$114.7	$130.8

Per Common Share
Net Income - Basic	$0.69	$0.64	$0.61	$0.52	$0.60
- Diluted	0.68	0.63	0.60	0.52	0.59
Dividend Declared	0.21	0.21	0.21	0.19	0.19
Book Value (EOP)	15.78	15.37	15.04	14.71	14.46
Market Value (EOP)	45.59	43.44	48.58	40.80	42.28

Ratios
Return on Average Common Equity	17.84%	17.06%	16.29%	14.40%	16.91%
Return on Average Assets	1.29	1.29	1.19	1.13	1.28
Net Interest Margin	1.74	1.79	1.66	1.66	1.60
Productivity Ratio	156%	157%	151%	148%	155%
Risk-based Capital Ratios
Tier 1	9.8%	9.6%	11.0%	11.3%	11.1%
Total (Tier 1 + Tier 2)	12.7	12.7	13.3	13.8	13.9
Leverage	6.9	7.1	7.6	8.1	7.9

Trust Assets Under Custody ($ in Billions) - EOP **
Corporate	$2,483.7	$2,405.9	$2,345.1	$2,130.6	$2,023.4
Personal	213.9	209.9	209.3	194.2	194.3

Total Trust Assets Under Custody	$2,697.6	$2,615.8	$2,554.4	$2,324.8	$2,217.7

Managed Assets	$589.8	$588.6	$571.9	$534.6	$527.4

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$30.1	$34.0	$32.9	$64.2	$67.1
Other Real Estate Owned (OREO)	0.0	0.1	0.2	0.5	0.8

Total Nonperforming Assets	$30.1	$34.1	$33.1	$64.7	$67.9

Nonperforming Assets / Loans & OREO	0.15%	0.18%	0.18%	0.37%	0.39%

Gross Charge-offs	$1.4	$0.1	$1.1	$1.5	$0.6
Less: Gross Recoveries	0.6	0.5	0.3	0.2	0.5

Net Charge-offs (Recoveries)	$0.8	$(0.4)	$0.8	$1.3	$0.1

Net Charge-offs (Annualized) to Average Loans	0.02%	-0.01%	0.02%	0.03%	0.00%
Reserve for Credit Losses Assigned to Loans	$129.9	$131.1	$130.7	$140.4	$141.9
Reserve to Nonaccrual Loans	432%	386%	397%	219%	211%
Reserve for Other Credit-Related Exposures	$9.0	$8.6	$8.6	$9.7	$9.5

**	Assets Under Custody do not include assets administered but not held under custody that were previously included within the category of Assets Under Administration.